EXHIBIT 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the reference to our firms in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Option Plan 2003-2005 of Publicis Groupe S.A. and to the incorporation by reference therein of our report dated March 14, 2006 except for Note 34 - Summary of differences between International Financial Reporting Standards and generally accepted accounting principles in the United States of America, for which the date is April 21, 2006, with respect to the consolidated financial statements of Publicis Groupe S.A included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.


Paris, France
June 9, 2006


/s/ Ernst & Young Audit                          /s/ Mazars & Guerard, S.A.

Ernst & Young Audit                              Mazars & Guerard, S.A.
Represented by Bruno Perrin                      Represented by Isabelle Massa